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PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 19, 1995

$1,500,000,000

Sallie Mae Student Loan Trust 1996-1
$974,000,000 Floating Rate Class A-1 Student Loan-Backed Notes
$473,500,000 Floating Rate Class A-2 Student Loan-Backed Notes
$52,500,000 Floating Rate Student Loan-Backed Certificates

Sallie Mae Funding Corporation
Seller
Sallie Mae Servicing Corporation
Servicer

        The Sallie Mae Student Loan Trust 1996-1 (the "Trust") will issue $974,000,000 aggregate principal amount of Floating Rate Class A-1 Student Loan-Backed Notes (the "Class A-1 Notes"), $473,500,000 aggregate principal amount of Floating Rate Class A-2 Student Loan-Backed Notes (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes") and $52,500,000 aggregate balance of Floating Rate Student Loan-Backed Certificates (the "Certificates").

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THE CERTIFICATES REPRESENT UNDIVIDED BENEFICIAL INTERESTS IN, AND THE NOTES REPRESENT OBLIGATIONS OF, THE TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF, AND ARE NOT GUARANTEED OR INSURED BY, THE SELLER, STUDENT LOAN MARKETING ASSOCIATION, THE SERVICER OR ANY AFFILIATE THEREOF OR BY THE UNITED STATES OF AMERICA OR ANY GOVERNMENTAL AGENCY. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" ON PAGE S-15 HEREIN AND ON PAGE 13 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Initial Public Offering Price(1)	Underwriting Discount(2)	Proceeds to the Seller(1)(3)
Per Class A-1 Note	100.00%	0.225%	99.775%
Per Class A-2 Note	100.00%	0.275%	99.725%
Per Certificate	100.00%	0.485%	99.515%
Total	$1,500,000,000	$3,748,250	$1,496,251,750

(1)
Plus accrued interest, if any, or return, if any, from March 6, 1996.
(2)
The Seller and Sallie Mae have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3)
Before deducting estimated expenses of $983,750 payable by the Seller.

        The Notes and the Certificates are offered severally by the Underwriters, as specified herein, subject to prior sale and subject to the Underwriters' right to reject orders in whole or in part. It is expected that the Notes and Certificates will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York against payment therefor in immediately available funds and, in the case of the Notes, also Cedel Bank, société anonyme, and the Euroclear System on or about March 6, 1996.

Goldman, Sachs & Co.
CS First Boston
Deutsche Morgan Grenfell
Education Securities, Inc.
J.P. Morgan & Co.
Lehman Brothers

The date of this Prospectus Supplement is February 29, 1996.

Purpose of this Filing

        SLM Funding LLC, as the successor-in-interest to Sallie Mae Funding Corporation and the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed in paper form with the Commission on or about March 6, 1996. The orginal Prospectus Supplement, as amended, is incorporated herein by reference.

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Purpose of this Filing